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                                                                   EXHIBIT 10-50

                              Focus on the Future

                                                               {DTE ENERGY LOGO]

YOUR FY2003 DTE ENERGY
                               ANNUAL & LONG-TERM
                               INCENTIVE PROGRAMS

                                   [PICTURE]

                                                     EXECUTIVE COMPENSATION 2003
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FOCUS ON THE FUTURE

YOUR FY2003 ANNUAL INCENTIVE PLAN AND DTE ENERGY STOCK INCENTIVE PLAN

As the rules in our industry continue to change, your role as a senior executive is more critical than ever and it is your ability to drive performance and deliver results that will contribute to the future success of our business.
That is why we are pleased to offer you the Annual and Stock Incentive Plans that allow you to celebrate the achievement of our annual and long-term business goals.

These plans and business goals are consistent with DTE Energy's strategic direction to be a performance-based company and help align shareholder and employee interests.

EXECUTIVE COMPENSATION 2003
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A LOOK INSIDE...

This booklet was designed to serve as a handy and practical resource to help you understand the FY2003 Annual Incentive Plan and Stock Incentive Plan.

ANNUAL INCENTIVE PLAN........PAGE 2

DTE ENERGY COMPANY
STOCK INCENTIVE PLAN.........PAGE 4

Portions of this document (page 4 to page 9) constitute part of a prospectus covering shares that have been registered under the Securities Act of 1933.

                                             EXECUTIVE COMPENSATION 2003  PAGE 1
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FY2003 ANNUAL AND STOCK INCENTIVE PLANS

The FY2003 Annual and Stock Incentive Plans continue to focus on the key elements of our success, including:

-   Earnings Per Share Growth and Total Shareholder Return

-   Cash contribution

-   Customer Satisfaction

-   Diversity Placement

-   Safety

-   Employee Satisfaction/Engagement

By striving to excel in these and other measures, we not only earn rewards, but also build a stronger company for tomorrow.

ELIGIBILITY

Participation in the plans is extended to key employees of DTE Energy and its subsidiaries as named by the DTE Energy Board of Directors, a committee of the Board, or the Chief Executive Officer (CEO).

THE ANNUAL INCENTIVE PLAN

The Annual Incentive Plan (AIP) is intended to reward you for the results that have an impact on our annual success. It is paid in cash, or may be deferred through the Executive Deferred Compensation Plan. Awards are based on the achievement of corporate targets and are modified to reflect personal performance.

An executive who has participated in another company or affiliate plan is not eligible for AIP unless documented and approved by the vice president of Human Resources.

TARGET AWARD LEVEL

Each executive within the organization is assigned a target annual incentive award based on analysis of the competitive marketplace. The executive to whom you report should communicate your target to you. Targets are expressed as a percentage of actual base pay.

EXAMPLE:

An executive holds the position of vice president and will be paid $200,000 for FY2003. The annual incentive target for his position is 35% of base salary, which equates to a target award of $70,000.

PAYOUT RANGE

Payouts under the Plan range from 0% to 200% of the target level.

EXAMPLE:

In this same executive's case, this would mean an award potential of as much as 70% or $140,000. Payouts may range down to 0% if minimum performance objectives are not met.

INDIVIDUAL PERFORMANCE MODIFIER

In addition to achievement against the plan's measures, individual performance has an impact on your award. The amount earned under the company-wide calculation will be adjusted down to 0% or up to 125% of the award, based on an assessment of your performance during the period and Board approval.

Special rules apply to participants where compensation is governed by Section 162(m) of the Internal Revenue Code.

EXAMPLE:

Let's say that an executive earns a target bonus award of $70,000 based on corporate results, and her individual performance has been exceptional. Unless governed by Section 162(m), her award may be adjusted by 125%, resulting in an Annual Incentive payment recommendation to the Board of $87,500 for the year.

ANNUAL INCENTIVE PLAN AWARD PERIOD

Awards in the Annual Incentive Plan will be based on 2003 results. Evaluation of results and award payout will take place in early 2004.

To be eligible for a payout under this plan, the employee must be in an executive position on or before November 2, 2003.

Executives who leave due to retirement, disability or death will be eligible for an award payout on a pro-rated basis. Executives who leave for any other reason prior to date of payout do not qualify for an award payout.

New hires are eligible for an award payout on a pro-rated basis.

PAGE 2  EXECUTIVE COMPENSATION 2003
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ANNUAL CORPORATE MEASURES

The performance measures, weightings and payout percentages established with respect to the Annual Incentive Plan are reflected below. If actual performance is between the threshold and target or between the target and maximum, the results will be interpolated and the final award will be adjusted accordingly.


                                  [PIE CHART]

DIVERSITY PLACEMENT
(10% WEIGHTING)
Placements of minorities and women in Career Levels 3 to 7 (or equivalent including vice presidents) across the entire DTE Energy enterprise will be measured in determining our progress toward becoming more diverse in leadership roles. Both new hires and promotions count towards goals in this category.

CUSTOMER SATISFACTION
(10% WEIGHTING)
Customer Satisfaction will be measured using Detroit Edison and MichCon residential and commercial customer surveys. The results will be based on the weighted-average of gas and electric, residential, unassigned business, and assigned customer surveys.

CASH CONTRIBUTION
(20% WEIGHTING)
Cash Contribution is defined as cash generated from operations, capital expenditures and asset sales including ITC. Excludes growth capital and dividends.

EARNINGS PER SHARE GROWTH
(50% WEIGHTING)
Earnings Per Share (EPS) equals net income of DTE Energy divided by the average common shares outstanding. EPS growth is a key measure of growth in actual shareholder return. For 2003, the EPS growth target is on an "as reported" all inclusive basis, and represents a strategic level of EPS growth over actual 2002 EPS levels. EPS targets exclude the impact of ITC sale and the cumulative earnings impact of accounting changes. Adjustments may be considered if there are changes in our equity structure (such as a stock buy-back program) or unplanned accounting changes.

SAFETY
(10% WEIGHTING)
Safety is defined as the OSHA Recordable Frequency Rate which is a standard measure of safety performance used nationwide. The rate utilizes the number of injuries requiring treatment beyond first aid and the number of man-hours worked.

                                             EXECUTIVE COMPENSATION 2003  PAGE 3
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ANNUAL CORPORATE MEASURES & TARGETS

GOALS & WEIGHTS                        THRESHOLD        TARGET          MAXIMUM
                                       50% PAYOUT     100% PAYOUT     200% PAYOUT
----------------------------------------------------------------------------------
EARNINGS PER SHARE GROWTH (50%)          $3.83           $3.95           $4.10
   EPS GROWTH*                            0.0%            3.1%            7.0%

CASH CONTRIBUTION (20%)**             $500 million    $800 million    $900 million

CUSTOMER SATISFACTION (10%)**             80%             83%              86%

SAFETY (10%)**
   # of OSHA Recordable Incidents         5.6             4.9              3.8
      (per 100 employees)

DIVERSITY PLACEMENTS (10%)**
          Minorities (5%)                 22%             25%              26%
          Women (5%)                      25%             28%              30%
----------------------------------------------------------------------------------

* EPS growth over actual 2002 EPS.
**  -  Payout capped at threshold until the EPS threshold is achieved.
    - Payout limited to the EPS percentage achievement (or less, based on performance) for EPS performance between threshold and target.
    -  No cap on payout once target EPS is achieved.

DTE ENERGY COMPANY
STOCK INCENTIVE PLAN

While the Annual Incentive Plan looks at short-term results, the DTE Energy Company Stock Incentive Plan (the "Stock Plan") motivates and rewards you for making decisions and taking actions that will bring the Company success well into the future. DTE Energy's Special Committee on Compensation (the "Committee") administers the Stock Plan. One of the key objectives of the Stock Plan is to tie your financial success to that of DTE Energy shareholders. Grants from the Stock Plan increase in value as the price of DTE Energy stock increases. For 2003 your Stock Plan grant is comprised of three components:

-   Non-Qualified Stock Options

-   Performance Shares

-   Restricted Stock

The actual number of units granted to you is detailed in your 2003 Grant Agreement provided separately. To qualify for a stock-plan grant, you must be in an executive position on the date of the grant unless approved by the CEO.

Following are detailed descriptions of each of the three components of your grant.

NON-QUALIFIED STOCK OPTIONS

Stock options allow you to benefit from increases in DTE Energy's common stock price. Your options allow you to purchase DTE Energy shares in the future at a price set on the grant date, even if the shares are trading for more at the time you purchase them.

PAGE 4  EXECUTIVE COMPENSATION 2003
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Your options will vest and become exercisable over a three-year period as indicated in your 2003 Grant Agreement.

You must contact the Corporate Secretary to receive clearance before you exercise any options.

GRANT TERM AND VESTING

Unless your employment terminates earlier, these options are in effect for 10 years from the grant date. Generally, if your employment terminates before your options have vested or are exercised, the following guidelines will apply; however, the Committee retains the authority to take any other action it deems appropriate in its sole discretion:

-    RETIREMENT (DEFINED AS AGE 55 OR OLDER WITH 10 OR MORE YEARS OF SERVICE) OR
     DISABILITY: Your options will continue to vest and be exercisable in accordance with the original terms of this grant.

- DEATH: Your options will continue to vest and will be exercisable by your designated beneficiary or estate for three years from the date of your death, but not beyond the original term of this grant.

- OTHER TERMINATION: Your options that have vested as of your last day of employment will be exercisable for 90-days from such date, but not beyond the original term of this grant. Any unvested options on the date of your termination will be forfeited. However, vested options may be terminated and forfeited in the event that conduct materially harmful to the Company has occurred. Transfers among the Company and its subsidiaries are not treated as a termination.

STOCK OPTION EXERCISE

Morgan Stanley currently administers the DTE Energy stock option program and its current toll-free customer service number is 888.414.4578. If this is your first stock option grant, you will receive a letter of introduction from Morgan Stanley before the first exercise date. This correspondence will include your personal identification number (PIN) for exercising options via Interactive Voice Response. You may exercise your vested stock options in one of the following three ways:

- CASH: An exercise with cash requires you to write a check for the full amount of the exercise price based on the number of shares you wish to purchase.

- CASHLESS ORDER: A cashless exercise does not require you to send money to exercise your options. Morgan Stanley exercises all or a portion of your options on your behalf at the option price, then sells the resulting shares at the market or limit price. Proceeds from the sale are used to pay the cost of the exercise, the commission, other fees and applicable withholding taxes. The remainder is paid to you. Certain officers are not eligible for the company's cashless order exercise program. Please contact the Corporate Secretary's office to check your eligibility.

- STOCK SWAP: Also known as a "stock-for-stock" exercise. A stock swap exercise is one in which non-forfeitable, unrestricted shares of DTE Energy common stock are delivered in lieu of cash to pay for the exercise of stock options. If the shares were acquired from DTE Energy, the shares must be owned for more than six months prior to the date of exercise.

You are responsible for paying the transaction fees for each transaction involving an exercise of your stock options. The fees will be deducted from your net proceeds from the exercise.

                                             EXECUTIVE COMPENSATION 2003  PAGE 5
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PERFORMANCE SHARES

Your 2003 Grant Agreement specifies a target number of Performance Shares. Each Performance Share represents one share of DTE Energy common stock. Your Performance Share payment, if any, can equal a multiple from zero to two times your target number of shares, based on DTE Energy's performance as compared against the goals established by the Committee for the three-fiscal-year cycle that began on January 1, 2003.

The three performance objectives, weightings, and payout percentages established with respect to the 2003 grant are reflected in the following table. If actual performance is between the threshold and target or between the target and maximum, the Committee will interpolate the results and adjust the payment accordingly.

- EARNINGS PER SHARE GROWTH (35% WEIGHTING): Three-year average annual earnings per share growth is defined as growth in EPS compared against 2002 actual results. The target awarded is based on an average growth rate of 4% over 2002 actual results.

- TOTAL SHAREHOLDER RETURN (50% WEIGHTING): Total Shareholder Return is a relative measure of DTE Energy's three-year total shareholder return versus the return of the companies comprising the Standard & Poor's Utility Industry Index. The average December stock price for base and final result calculations will be utilized.

- EMPLOYEE SATISFACTION/ENGAGEMENT (15% WEIGHTING): Employee Satisfaction is a relative measure of DTE Energy's level of employee satisfaction compared to Gallup's database or that of a similar survey.


PERFORMANCE SHARES
-----------------------------------------------------------------------------------------------------
OBJECTIVE                          WEIGHT    THRESHOLD            TARGET             MAXIMUM
                                             50% PAYOUT           100% PAYOUT        200% PAYOUT
-----------------------------------------------------------------------------------------------------
EARNINGS PER SHARE GROWTH          35%       2%                   4%                 8%

TOTAL SHAREHOLDER RETURN           50%       25th Percentile      50th Percentile    90th Percentile

EMPLOYEE SATISFACTION/ENGAGEMENT   15%       30th Percentile      50th Percentile    75th Percentile

PAGE 6  EXECUTIVE COMPENSATION 2003
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GRANT TERM AND VESTING

Unless your employment terminates earlier, your right to a Performance Share payment vests on December 31, 2005. Generally, if your employment terminates before your Performance Shares have vested, the following guidelines will apply; however, the Committee retains the authority to take any other action it deems appropriate in its sole discretion:

- RETIREMENT (DEFINED AS AGE 55 OR OLDER WITH 10 OR MORE YEARS OF SERVICE), DEATH, OR DISABILITY: You, or your designated beneficiary, will retain the rights to a pro-rated number of Performance Shares based on the number of months worked during the performance period. The payment, if any, will occur at the same time as all other participants based on the pro-rated number of shares and actual results during the entire performance period.

- OTHER TERMINATION: Your rights to any payment will be forfeited on the date of your termination. Transfers among the Company and its subsidiaries are not treated as a termination.

PAYMENT OF PERFORMANCE SHARE AWARD

Once your Performance Share Award has vested and the payout calculations confirmed by the Committee, it will be settled in such manner (cash, stock certificates, or some combination of the two) as determined by the Committee pursuant to the Stock Plan. Fractional shares will not be issued but instead will be settled in cash.

SHAREHOLDER RIGHTS

You have no rights as a shareholder until the Performance Share Award is earned and then only to the extent that Common Stock is actually distributed. You will, however, receive an amount equal to the dividends payable on the number of shares of Common Stock represented by your grant, as DTE Energy dividends are paid.

RESTRICTED STOCK

The shares of Restricted Stock detailed in your 2003 Grant Agreement are shares of DTE Energy common stock that were purchased in the open market or are original issue shares. Such shares are represented by a certificate or certificates registered in the your name, that are endorsed with an appropriate legend referring to the restrictions set forth below and held by the Company or its duly authorized representative.

SHAREHOLDER RIGHTS

Upon the date of grant, you have all of the rights of a shareholder with respect to the shares of Restricted Stock covered by your Grant Agreement; including the right to vote the shares of Restricted Stock and receive any dividends that may be paid thereon. Such shares may not be transferred prior to vesting. Any additional shares of Common Stock or other securities that you may become entitled to receive pursuant to a stock dividend, stock split, combination of shares, recapitalization, merger, consolidation, separation or reorganization, or any other change in the capital structure of the Company shall be subject to the same vesting and transferability restrictions as the shares of Restricted Stock covered by your Grant Agreement.

GRANT TERM AND POST-EMPLOYMENT VESTING

Unless your employment terminates earlier, your right to receive unrestricted shares vests three years from the date of grant. Generally, if your employment terminates before your Restricted Stock has vested, the following guidelines will apply; however, the Committee retains the authority to take any other action it deems appropriate in its sole discretion:

                                            EXECUTIVE COMPENSATION 2003  PAGE 7

- RETIREMENT (DEFINED AS AGE 55 OR OLDER WITH 10 OR MORE YEARS OF SERVICE), DEATH, OR DISABILITY: You, or your designated beneficiary, will retain the rights to a pro-rated number of shares of Restricted Stock based on the number of months worked during the restriction period. Restrictions are lifted and stock distributed after retirement, death or disability.

- OTHER TERMINATION: Generally, your rights to any shares will be forfeited on the date of your termination. Transfers among the Company and its subsidiaries are not treated as a termination.

ITEMS COMMON TO ALL STOCK GRANT TYPES

BENEFICIARY DESIGNATION

You may name any beneficiary to inherit the right to these grants according to the applicable terms. Each designation will revoke all prior designations and will be effective only when filed with Human Resources.

DISABILITY

Disability means separation from employment due to complete inability (due to sickness or injury) to perform any and every duty pertaining to an occupation for which the participant is qualified and which has been offered to the participant at a rate of remuneration not less than his or her then existing regular monthly basic compensation.

TRANSFERABILITY

Except as provided for separately, these grants are nontransferable and are subject to risk of forfeiture. You may not sell, transfer, pledge, exchange, or otherwise dispose of these grants or the right to receive cash or Common Stock thereunder except in the event of your death. If you have a valid beneficiary designation on file with Human Resources, your rights under these grants will pass to your designated beneficiary. Otherwise, your rights under these grants will pass to the beneficiary designated in your will or, if your will does not designate a beneficiary or you do not have a will, your rights under these grants will pass to your estate. The Committee, in its sole discretion, may waive the restrictions on transferability with respect to all or a portion of the shares subject to these grants.

NO RIGHT TO CONTINUED EMPLOYMENT

Neither the Grant Agreement nor this booklet confers upon you any right with respect to continuance of employment by the Company or a Subsidiary; nor shall it interfere in any way with the right of the Company or a Subsidiary to terminate your employment at any time.

PARTICIPANT BOUND BY PLAN

You acknowledge that a copy of the DTE Energy Company 2001 Stock Incentive Plan has been made available to you and you agree to be bound by all the terms and provisions thereof. All references herein to the Stock Plan shall mean the Stock Plan as in effect on the date of grant.

RELATION TO OTHER BENEFITS

Grants under the Stock Plan are not considered compensation for purposes of the Company's qualified and non-qualified savings plans, the Company's qualified and non-qualified retirement plans, insurance, or any other Company-sponsored qualified or non-qualified employee benefit program.

PAGE 8  EXECUTIVE COMPENSATION 2003
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TAXES

The Company is required to withhold any applicable federal, state, local or foreign tax in connection with the vesting, payment or exercise of your long-term grants. It shall be a condition to such vesting or payment that you pay all such taxes. You may elect that all or any part of such withholding requirement be satisfied by:

1. a cash payment to the Company,

2. transfer to the Company of non-forfeitable, unrestricted shares of Common Stock (which have a Fair Market Value on the date of payment or exercise equal to the withholding obligation and, if the shares were acquired from the Company, which have been held for more than six months),

3. authorizing the Company to withhold a portion of the shares otherwise payable in settlement which have a Fair Market Value on the date of payment or exercise equal to the minimum statutory withholding, or

4. a combination of such methods.

Under the tax laws, any gain (the amount by which the stock price at the time of exercise exceeds the exercise price) resulting from the exercise of a non-qualified stock option results in taxable compensation. This compensation is taxable at ordinary income tax rates. Likewise, the value of restricted stock on the vesting date and the value of payment under a Performance Share award are taxed as compensation at ordinary income tax rates.

This booklet provides information related to the 2003 DTE Energy Annual and Stock programs. It does not contain all of the rules and governing terms included in the plan documents that may be applicable to you. If there are any differences between the information in this booklet and the plan documents, the plan documents will govern.

                                             EXECUTIVE COMPENSATION 2003  PAGE 9

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                              Focus on the Future

                                                           [DTE ENERGY LOGO]

                                                             dteenergy.com

                                                     EXECUTIVE COMPENSATION 2003